Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
(414) 259-5333

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE FOURTH QUARTER
AND FISCAL 2012; INCREASES DIVIDEND 9%; SHARE REPURCHASE PROGRAM INCREASED

MILWAUKEE, August 9, 2012/PRNewswire/ --

Briggs & Stratton Corporation (NYSE:BGG) today announced financial results for its fourth fiscal quarter and year ended July 1, 2012.

Highlights:

•
Fiscal 2012 consolidated net sales were $2.1 billion, a decrease of 2.1% from fiscal 2011. Fourth quarter fiscal 2012 consolidated net sales were $501.2 million, or 17.2% lower than the fourth quarter of fiscal 2011.

•
Fiscal 2012 consolidated net income was $29.0 million, an increase of 19.1% from fiscal 2011. Fiscal 2012 fourth quarter consolidated net loss was $8.4 million, an improvement of 52.8% from the fourth quarter of fiscal 2011.

•
The Company recorded pre-tax restructuring charges of $30.1 million ($19.3 million after tax or $0.40 per diluted share) and $49.9 million ($28.8 million or $0.58 per diluted share) during the three and twelve months ended July 1, 2012, respectively.

•	Adjusted net income for fiscal 2012 was $57.8 million, which was $5.4 million lower than fiscal 2011 adjusted net income.

•	Adjusted net income for the fourth quarter of fiscal 2012 was $10.8 million, which was $5.7 million lower than the fourth quarter of fiscal 2011 adjusted net income.

•	Quarterly dividend increased by 9% to $0.12 per share.

•	Board of Directors authorizes $50 million increase of share repurchase program.

“This lawn and garden season presented significant headwinds for our two largest markets, North America and Western Europe,” commented Todd J. Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation. “The exceptionally severe drought negatively impacted sales to much of North America and more than offset the favorable growing conditions present in the early spring. In addition, consumer sentiment in North America and Europe remains very cautious.” Teske continued, “Despite these market challenges, we are pleased that our Products Segment substantially increased profitability in fiscal 2012 through operational efficiency improvements and higher sales and production volumes.”

Consolidated Results:

Consolidated net sales for the fourth quarter of fiscal 2012 were $501.2 million, a decrease of $104.0 million or 17.2% from the fourth quarter of fiscal 2011. Fiscal 2012 fourth quarter consolidated net loss was $8.4 million, or $0.18 per diluted share. The fourth quarter of fiscal 2011 consolidated net loss was $17.8 million or $0.36 per diluted share.

Included in the consolidated net loss for the fourth quarter of fiscal 2012 were pre-tax charges of $30.1 million ($19.3 million after tax or $0.40 per diluted share) related to previously announced restructuring actions. Included in the consolidated net loss for the fourth quarter of fiscal 2011 was a $49.5 million non-cash pre-tax charge ($34.3 million after tax or $0.68 per diluted share) associated with the impairment of Products Segment goodwill. After considering the impact of the restructuring charges and goodwill impairment, adjusted consolidated net income for the fourth quarter of fiscal 2012 was $10.8 million or $0.22 per diluted share, which was $5.7 million or $0.10 per diluted share lower compared to the fourth quarter fiscal 2011 adjusted consolidated net income of $16.5 million or $0.32 per diluted share.

Consolidated net sales for fiscal 2012 were $2.1 billion, a decrease of $43.5 million, or 2.1% when compared to fiscal 2011. Fiscal 2012 consolidated net income was $29.0 million, or $0.57 per diluted share. Fiscal 2011 consolidated net income was $24.4 million, or $0.48 per diluted share.

Included in consolidated net income for fiscal 2012 were pre-tax charges of $49.9 million ($28.8 million after tax or $0.58 per diluted share) related to the aforementioned restructuring actions. Included in consolidated net income for fiscal 2011 was the aforementioned $49.5 million non-cash pre-tax goodwill impairment charge ($34.3 million after tax or $0.68 per diluted share), a $3.5 million pre-tax charge ($2.2 million after tax or $0.04 per diluted share) related to restructuring actions announced in fiscal 2011 and $3.9 million of additional pre-tax costs ($2.4 million after tax or $0.05 per diluted share) associated with the refinancing of our Senior Notes. After considering the impact of items related to the restructuring charges, goodwill impairment and debt refinancing, adjusted consolidated net income for fiscal 2012 was $57.8 million or $1.15 per diluted share, which was $5.4 million or $0.10 per diluted share lower compared to fiscal 2011 adjusted consolidated net income of $63.2 million or $1.25 per diluted share.

Engines Segment:

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
(In Thousands)	2012	2011	2012	2011
Engines Net Sales	$322,456	$392,282	$1,309,942	$1,399,532

Engines Gross Profit as Reported	$63,768	$84,017	$250,323	$319,584
Restructuring Charges	4,314	—	14,257	—
Adjusted Engines Gross Profit	$68,082	$84,017	$264,580	$319,584

Engines Gross Profit % as Reported	19.8%	21.4%	19.1%	22.8%
Adjusted Engines Gross Profit %	21.1%	21.4%	20.2%	22.8%

Engines Income from Operations as Reported	$14,684	$28,090	$66,559	$120,402
Restructuring Charges	8,371	—	18,314	559
Adjusted Engines Income from Operations	$23,055	$28,090	$84,873	$120,961

Engines Income from Operations % as Reported	4.6%	7.2%	5.1%	8.6%
Adjusted Engines Income from Operations %	7.1%	7.2%	6.5%	8.6%

Engines Segment fiscal 2012 fourth quarter net sales were $322.5 million, which was $69.8 million or 17.8% lower than the fourth quarter of fiscal 2011. This decrease in net sales was primarily driven by a 19% reduction in shipment volumes to lawn and garden OEMs in the North American and European markets resulting from drought conditions in North America and economic uncertainty in Europe leading to reduced consumer purchases of lawn and garden equipment, an unfavorable mix of engines sold that reflected proportionately lower sales of units used on riding lawn mowers and unfavorable foreign exchange of $1.2 million, partially offset by improved engine pricing.

The Engines Segment adjusted gross profit percentage for the fourth quarter of 2012 was 21.1%, which was 0.3% lower compared to the fourth quarter of fiscal 2011. The adjusted gross profit percentage was unfavorably impacted by 1.6% resulting from increased commodity costs and 1.8% from unfavorable absorption on 26% lower production volumes. This reduction was partially offset by a 1.1% benefit due to reduced manufacturing costs and 2.0% from improved engine pricing and a favorable mix of engines sold.

The Engines Segment engineering, selling, general and administrative expenses were $45.0 million in the fourth quarter of fiscal 2012, a decrease of $10.9 million from the fourth quarter of fiscal 2011 due to a reduction in employee compensation costs in fiscal 2012 and a planned reduction of spend in advertising costs and other professional services in response to the softness in the global markets.

Engines Segment net sales for fiscal 2012 were $1.3 billion, which was lower by $89.6 million or 6.4% compared to fiscal 2011. This decrease in net sales was primarily driven by an 11% reduction in shipment volumes of engines to OEMs for lawn and garden products in the North American and European markets due to drought conditions in North America and economic uncertainty in Europe leading to reduced consumer purchases of lawn and garden equipment and unfavorable foreign exchange of $8.7 million primarily related to the Euro. This was partially offset by increased engine pricing, a favorable mix of product shipped that reflected proportionally larger volumes of units used on snow throwers and portable and standby generators.

The Engines Segment adjusted gross profit percentage for fiscal 2012 was 20.2%, which was 2.6% lower compared to fiscal 2011. The adjusted gross profit percentage was unfavorably impacted by 0.8% due to reduced absorption on a 13% reduction in production volumes, 0.5% from unfavorable foreign exchange, and 3.0% resulted from higher manufacturing spending associated with rising commodity costs and start-up costs of $8.6 million associated with launching our Phase III emissions compliant engines. This reduction was partially offset by a 1.7% benefit due to improved engine pricing and a favorable mix of products sold.

The Engines Segment engineering, selling, general and administrative expenses were $179.7 million in fiscal 2012, a decrease of $18.9 million from fiscal 2011 primarily due to lower employee compensation expense and a planned reduction of spend in advertising costs and professional services in response to the softness in the global markets.

Products Segment:

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
(In Thousands)	2012	2011	2012	2011
Products Net Sales	$220,141	$257,514	$952,110	$878,998

Products Gross Profit as Reported	$4,518	$22,187	$86,193	$77,406
Restructuring Charges	20,682	—	30,503	—
Adjusted Products Gross Profit	$25,200	$22,187	$116,696	$77,406

Products Gross Profit % as Reported	2.1%	8.6%	9.1%	8.8%
Adjusted Products Gross Profit %	11.4%	8.6%	12.3%	8.8%

Products Income (Loss) from Operations as Reported	$(27,248)	$(55,974)	$(25,531)	$(73,512)
Restructuring Charges	21,732	—	31,553	2,978
Goodwill Impairment	—	49,450	—	49,450
Adjusted Products Income (Loss) from Operations	$(5,516)	$(6,524)	$6,022	$(21,084)

Products Income (Loss) from Operations % as Reported	(12.4)%	(21.7)%	(2.7)%	(8.4)%
Adjusted Products Income (Loss) from Operations %	(2.5)%	(2.5)%	0.6%	(2.4)%

Products Segment fiscal 2012 fourth quarter net sales were $220.1 million, a decrease of $37.4 million or 14.5% from the fourth quarter of fiscal 2011. The decrease in net sales was primarily due to lower sales volumes of portable generators due to fewer spring storms in fiscal 2012, reduced sales of riding lawn and garden equipment due to drought conditions and reduced sales volume in the international markets. This decrease is partially offset by higher shipments of pressure washers in fiscal 2012 and improved pricing.

The Products Segment adjusted gross profit percentage for the fourth quarter of 2012 was 11.4%, which was 2.8% higher compared to the fourth quarter of fiscal 2011. The adjusted gross profit percentage was improved by 3.2% due to increased pricing and a favorable mix of lawn and garden sales through the dealer channel and by 2.8% from reduced manufacturing spending. This was partially offset by benefits of 2.8% from higher commodity costs and 0.4% from unfavorable foreign exchange.

The Products Segment fiscal 2012 fourth quarter engineering, selling, general and administrative expenses were $30.7 million, an increase of $2.0 million from the fourth quarter of fiscal 2011. The increase was attributable to greater selling expense to support investments in international growth, and higher employee compensation expense.

Products Segment net sales for fiscal 2012 were $952.1 million, an increase of $73.1 million or 8.3% from fiscal 2011. The increase in net sales was primarily due to increased shipments of portable and standby generators due to widespread power outages in the U.S. as a result of landed hurricane Irene and a subsequent snow storm on the United States East Coast earlier in the fiscal year, increased shipments of snow equipment after channel inventories were depleted from the prior selling season, improved pricing, a favorable mix of lawn and garden sales through the dealer channel and favorable foreign exchange of $2.3 million. This increase was partially offset by reduced shipment volumes of riding lawn and garden equipment domestically and reduced volume in the international markets. There were no landed hurricanes in fiscal 2011.

The Products Segment adjusted gross profit percentage for fiscal 2012 was 12.3%, which was 3.5% higher compared to the fourth quarter of fiscal 2011. The adjusted gross profit percentage improved by 3.1% from increased pricing and a favorable mix of lawn and garden sales through the dealer channel, 1.5% due to production operational improvements of $13.9 million and 1.7% resulted from improved absorption on higher production volumes. This was partially offset by a decrease of 2.8% due to increased commodity costs.

The Products Segment engineering, selling, general and administrative expenses were $110.7 million in fiscal 2012, an increase of $12.2 million from fiscal 2011. The increase was attributable to greater selling expense to support investments in international growth, higher employee compensation expense, and $0.7 million higher bad debt expense recorded in fiscal 2012 primarily attributable to distributors in the European market.

Corporate Items:

Interest expense for the fourth quarter of fiscal 2012 was flat compared to the same period a year ago as slightly lower average borrowings in fiscal 2012 were offset by slightly higher weighted average interest rates compared to a year ago. For fiscal 2012, interest expense was $4.8 million lower compared to fiscal 2011 due to $3.9 million of pre-tax charges associated with the refinancing of Senior Notes in fiscal 2011, which did not recur in fiscal 2012, as well as lower average outstanding borrowings at slightly higher weighted average interest rates in fiscal 2012.

The effective tax rate for the fourth quarter of fiscal 2012 was 37.0%, or comparable to the fourth quarter of fiscal 2011 effective tax rate of 37.3%. The effective tax rate for fiscal 2012 was 2.9% compared to 24.0% reported the same period one year ago. The decrease in the effective tax rate for fiscal 2012 compared to fiscal 2011 was primarily due to a net benefit of $5.6 million associated with restructuring charges incurred in connection with closing our Ostrava plant facility and a net benefit of $5.1 million due to the expiration of a non-U.S. statute of limitation period during fiscal 2012 and the settlement of U.S. audits.

Financial Position:

Net debt at July 1, 2012 was $71.9 million (total debt of $228.0 million less $156.1 million of cash), an increase of $53.6 million from the $18.4 million (total debt of $228.0 million less $209.6 million of cash) at July 3, 2011. Cash flows provided by operating activities for fiscal 2012 were $66.0 million compared to $156.9 million in fiscal 2011. The decrease in cash provided by operating activities was primarily related to a $31.6 million reduction in the decrease in accounts receivable compared to last year and cash contributions to the pension plan of $28.7 million in fiscal 2012. Approximately $19 million of the July 1, 2012 balance of accounts receivable is due to delayed funding under the Company's dealer inventory financing facility executed during fiscal 2012 with GE Capital, Commercial Distribution Finance. The delayed funding to the Company reduces the overall cost of funds.

Restructuring:

In January 2012, the Company announced plans to reduce manufacturing capacity through closure of its Newbern, Tennessee and Ostrava, Czech Republic plants as well as the reconfiguration of its plant in Poplar Bluff, Missouri. In April 2012, the Company announced plans to further reduce manufacturing costs through consolidation of its Auburn, Alabama manufacturing facility as well as the reduction of approximately 10% of the Company's salaried employees. During fiscal 2012, the Company completed manufacturing operations at its Newbern, Tennessee and Ostrava, Czech Republic plants, carried out the reconfiguration of the Poplar Bluff, Missouri plant and implemented the salaried employee reductions. As noted previously, pre-tax costs of all restructuring actions totaled $30.1 million and $49.9 million in the fourth fiscal quarter and fiscal 2012, respectively. The total pre-tax costs associated with these restructuring actions are expected to be $60 million to $70 million. In addition, the Company continues to anticipate annualized pre-tax savings associated with these restructuring actions of $30 million to $35 million in fiscal 2013 and $40 million to $45 million in fiscal 2014.

Share Repurchase Program Increased:

As previously announced during the first quarter of fiscal 2012, the Board of Directors of the Company authorized up to $50 million in funds for use in a common share repurchase program with an expiration of June 30, 2013. As of the end of the fourth quarter of fiscal 2012, the Company repurchased approximately 2.4 million shares on the open market at a total cost of $39.3 million. There were no shares repurchased in fiscal 2011.

In August 2012, the Board of Directors authorized an additional $50 million in funds associated with the common share repurchase program and an extension of the expiration date to June 30, 2014. Share repurchases, among other things, allow the Company to offset any potentially dilutive impacts of share-based compensation. The common share repurchase program authorizes the purchase of shares of the Company's common stock on the open market or in private transactions from time to time, depending on market conditions and certain governing loan covenants.

Dividend Increase:

The Company also announced that its Board of Directors declared an increase in the quarterly dividend to $0.12 per share from $0.11 per share on its Common Stock, payable on or after October 1, 2012 to Common Stock shareholders of record at the close of business on August 20, 2012. This represents a 9% increase compared to the prior quarterly dividend.

Outlook:

For fiscal 2013, the Company projects net income to be in a range of $60 million to $75 million or $1.25 to $1.55 per diluted share prior to the impact of any additional share repurchases and costs related to our announced restructuring programs. The Company previously indicated that it would exit sales of lawn and garden products to national mass retailers. The estimated impact of exiting this business in fiscal 2013 is approximately $100 million of reduced sales. In addition, sales in fiscal 2012 were favorably impacted by sales of portable and standby generators in response to power outages during hurricane Irene and significant east coast snow storms; however, we do not include in our annual projections revenues and profitability for significant weather events. Additionally, drought conditions in a significant portion of the U.S. have impacted the 2012 lawn and garden season considerably in the U.S. during May through July and certain projections are that dry conditions may persist at least into the fall in the U.S. The potential impact of storm activity and the dry conditions in the U.S. could cause wide variability in our sales results for fiscal 2013. Accordingly, our fiscal 2013 consolidated net sales are projected to be in a range of $1.95 billion to $2.15 billion. Operating income margins are expected to improve over fiscal 2012 and be in a range of 5.1% to 5.6% and reflect the positive impacts of the restructuring programs announced during fiscal 2012. Interest expense and other income are estimated to be approximately $18 million and $7 million, respectively. The effective tax rate is projected to be in a range of 31% to 34% and capital expenditures are projected to be approximately $50 million to $60 million.

Conference Call Information:

The Company will host a conference call today at 10:00 AM (ET) to review this information. A live webcast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 804-3546. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1563896.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, “anticipates”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company's Annual Report on Form 10-K and in its periodic reports on Form 10-Q.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world's largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary Briggs & Stratton Power Products Group, LLC is North America's number one manufacturer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, Ferris®, Murray® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Fiscal Periods Ended June
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
	2012	2011	2012	2011
NET SALES	$501,192	$605,225	$2,066,533	$2,109,998
COST OF GOODS SOLD	406,517	496,772	1,685,048	1,711,682
RESTRUCTURING CHARGES	24,996	—	44,760	—
Gross Profit	69,679	108,453	336,725	398,316

ENGINEERING, SELLING, GENERAL
AND ADMINISTRATIVE EXPENSES	75,743	84,638	290,381	297,113
RESTRUCTURING CHARGES	5,107	—	5,107	3,537
GOODWILL IMPAIRMENT	—	49,450	—	49,450
Income (Loss) from Operations	(11,171)	(25,635)	41,237	48,216

INTEREST EXPENSE	(4,597)	(4,640)	(18,542)	(23,318)
OTHER INCOME	2,429	1,876	7,178	7,156
Income (Loss) before Income Taxes	(13,339)	(28,399)	29,873	32,054

PROVISION (CREDIT) FOR INCOME TAXES	(4,931)	(10,599)	867	7,699
Net Income (Loss)	$(8,408)	$(17,800)	$29,006	$24,355

Average Shares Outstanding	47,890	49,810	48,965	49,677
BASIC EARNINGS (LOSS) PER SHARE	$(0.18)	$(0.36)	$0.58	$0.49

Diluted Average Shares Outstanding	47,980	49,810	49,909	50,409
DILUTED EARNINGS (LOSS) PER SHARE	$(0.18)	$(0.36)	$0.57	$0.48

Segment Information
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
	2012	2011	2012	2011
NET SALES:
Engines	$322,456	$392,282	$1,309,942	$1,399,532
Products	220,141	257,514	952,110	878,998
Inter-Segment Eliminations	(41,405)	(44,571)	(195,519)	(168,532)
Total *	$501,192	$605,225	$2,066,533	$2,109,998

* International sales based on product shipment destination included in net sales	$95,869	$144,317	$625,578	$688,004

GROSS PROFIT:
Engines	$63,768	$84,017	$250,323	$319,584
Products	4,518	22,187	86,193	77,406
Inter-Segment Eliminations	1,393	2,249	209	1,326
Total	$69,679	$108,453	$336,725	$398,316

INCOME (LOSS) FROM OPERATIONS:
Engines	$14,684	$28,090	$66,559	$120,402
Products	(27,248)	(55,974)	(25,531)	(73,512)
Inter-Segment Eliminations	1,393	2,249	209	1,326
Total	$(11,171)	$(25,635)	$41,237	$48,216

Non-GAAP Financial Measures
Briggs & Stratton prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measure. Management's inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Management believes that the non-GAAP financial measures in this release aid investors in understanding the magnitude of the change in earnings between years due to recurring operations. The following table is a reconciliation of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Net Income & Diluted Earnings Per Share for the Fiscal Periods Ended June
(In Thousands, except per share data)
(Unaudited)

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
	2012	2011	2012	2011

Net Income (Loss)	$(8,408)	$(17,800)	$29,006	$24,355
Tax effected charges to reported net income:
Restructuring Charges[1]	19,254	—	28,805	2,158
Goodwill Impairment Charge[2]	—	34,323	—	34,323
Debt Redemption Costs[3]	—	—	—	2,396
Adjusted Net Income	$10,846	$16,523	$57,811	$63,232

Diluted Earnings (Loss) Per Share	$(0.18)	$(0.36)	$0.57	$0.48
Tax effected charges to reported diluted earnings per share:
Restructuring Charges[1]	0.40	—	0.58	0.04
Goodwill Impairment Charge[2]	—	0.68	—	0.68
Debt Redemption Costs[3]	—	—	—	0.05
Adjusted Diluted Earnings Per Share	$0.22	$0.32	$1.15	$1.25

[1] For Fiscal 2012, represents charges of $30,103 net of $10,849 of taxes for the fourth quarter, and $49,867 net of $21,062 of taxes for the year. For Fiscal 2011, represents a $3,537 charge net of $1,380 of taxes.

[2] Represents a $49,450 charge, of which $10,575 related to non-deductible goodwill for tax purposes. The remaining impairment generated a $15,127 tax benefit.
[3] Represents costs of $3,928 tax affected at a blended marginal tax rate of 39%.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Gross Profit for the Fiscal Periods Ended June
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
	2012	2011	2012	2011
GROSS PROFIT:
Engines
Gross Profit	$63,768	$84,017	$250,323	$319,584
Restructuring Charges	4,314	—	14,257	—
Adjusted Engines Gross Profit	$68,082	$84,017	$264,580	$319,584

Products
Gross Profit	4,518	22,187	86,193	77,406
Restructuring Charges	20,682	—	30,503	—
Adjusted Products Gross Profit	$25,200	$22,187	$116,696	$77,406

Inter-Segment Eliminations	1,393	2,249	209	1,326
Adjusted Gross Profit	$94,675	$108,453	$381,485	$398,316

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Income (Loss) from Operations for the Fiscal Periods Ended June
(In Thousands)
(Unaudited)

	Three Months Ended Fiscal June		Twelve Months Ended Fiscal June
	2012	2011	2012	2011
INCOME (LOSS) FROM OPERATIONS:
Engines
Income from Operations	$14,684	$28,090	$66,559	$120,402
Restructuring Charges	8,371	—	18,314	559
Adjusted Engines Income from Operations	$23,055	$28,090	$84,873	$120,961

Products
Income (Loss) from Operations	(27,248)	(55,974)	(25,531)	(73,512)
Restructuring Charges	21,732	—	31,553	2,978
Goodwill Impairment	—	49,450	—	49,450
Adjusted Products Income (Loss) from Operations	$(5,516)	$(6,524)	$6,022	$(21,084)

Inter-Segment Eliminations	1,393	2,249	209	1,326
Adjusted Income from Operations	$18,932	$23,815	$91,104	$101,203

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of Fiscal June
(In Thousands)
(Unaudited)

CURRENT ASSETS:	2012	2011
Cash and Cash Equivalents	$156,075	$209,639
Accounts Receivable, Net	223,996	249,358
Inventories	433,684	427,091
Deferred Income Tax Asset	44,527	42,163
Assets Held For Sale	10,404	14,075
Other	42,814	36,413
Total Current Assets	911,500	978,739

OTHER ASSETS:
Goodwill	204,764	202,940
Investments	22,163	21,017
Debt Issuance Costs, Net	5,717	4,919
Other Intangible Assets, Net	87,067	89,275
Deferred Income Tax Asset	66,951	31,001
Other Long-Term Assets, Net	8,820	9,102
Total Other Assets	395,482	358,254

PLANT AND EQUIPMENT:
At Cost	1,026,845	1,016,892
Less - Accumulated Depreciation	725,596	687,667
Plant and Equipment, Net	301,249	329,225
	$1,608,231	$1,666,218

CURRENT LIABILITIES:
Accounts Payable	$151,153	$183,733
Short-Term Debt	3,000	3,000
Accrued Liabilities	151,756	157,650
Total Current Liabilities	305,909	344,383

OTHER LIABILITIES:
Accrued Pension Cost	296,394	191,417
Accrued Employee Benefits	25,035	24,100
Accrued Postretirement Health Care Obligation	89,842	116,092
Other Long-Term Liabilities	34,081	27,283
Long-Term Debt	225,000	225,000
Total Other Liabilities	670,352	583,892

SHAREHOLDERS' INVESTMENT:
Common Stock and Additional Paid-In Capital	82,302	79,933
Retained Earnings	1,099,859	1,092,864
Accumulated Other Comprehensive Loss	(322,704)	(243,498)
Treasury Stock, at Cost	(227,487)	(191,356)
Total Shareholders' Investment	631,970	737,943
	$1,608,231	$1,666,218

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Twelve Months Ended Fiscal June

CASH FLOWS FROM OPERATING ACTIVITIES:	2012	2011
Net Income	$29,006	$24,355
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	63,714	61,828
Stock Compensation Expense	5,555	9,595
Goodwill Impairment	—	49,450
Loss on Disposition of Plant and Equipment	174	1,651
Provision for Deferred Income Taxes	3,926	6,117
Pension Cash Contributions	(28,746)	—
Non-Cash Restructuring Charges	35,910	—
Change in Operating Assets and Liabilities:
Decrease in Accounts Receivable	6,195	37,775
Increase in Inventories	(20,693)	(20,547)
(Increase) Decrease in Other Current Assets	(6,945)	1,843
Decrease in Accounts Payable and Accrued Liabilities	(9,755)	(14,081)
Other, Net	(12,380)	(1,055)
Net Cash Provided by Operating Activities	65,961	156,931

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(49,573)	(59,919)
Proceeds Received on Disposition of Plant and Equipment	1,457	148
Payments Made for Acquisitions, Net of Cash Acquired	(2,673)	—
Net Cash Used in Investing Activities	(50,789)	(59,771)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	—	—
Proceeds from Long-Term Debt Financing	—	225,000
Debt Issuance Costs	(2,007)	(4,994)
Repayments on Long-Term Debt	—	(203,698)
Dividends Paid	(22,011)	(22,334)
Stock Option Exercise Proceeds and Tax Benefits	235	1,532
Treasury Stock Purchases	(39,287)	—
Net Cash Used in Financing Activities	(63,070)	(4,494)

EFFECT OF EXCHANGE RATE CHANGES	(5,666)	419
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(53,564)	93,085
CASH AND CASH EQUIVALENTS, Beginning	209,639	116,554
CASH AND CASH EQUIVALENTS, Ending	$156,075	$209,639